Free Writing Prospectus
Filed Pursuant to Rule 163
Registration Statement No. 333- 155247
Dated November 10, 2008

Santander Rights Issue

10 November 2008

Jose Antonio Alvarez, Group CFO

IMPORTANT INFORMATION

 Banco Santander, S.A. ("Santander") cautions that this presentation contains forward-looking statements within the meaning of the US Private Securities
 Litigation Reform Act of 1995. These forward-looking statements are found in various places throughout this presentation and include, without limitation, statements concerning our future business development and economic performance.
 While these forward-looking statements represent our judgment and future expectations concerning the development of our business, a number of risks, uncertainties and other important factors could cause actual developments and results to differ materially from our expectations. These factors include, but are not limited to: (1) general market, macro-economic, governmental and regulatory trends; (2) movements in local and international securities markets, currency exchange rates, and interest rates; (3) competitive pressures; (4)
 technological developments; and (5) changes in the financial position or credit worthiness of our customers, obligors and counterparties. The risk factors and other key factors that we have indicated in our past and future filings and reports, including those with the Securities and Exchange Commission of the
 United States of America (the "SEC"), could adversely affect our business and financial performance. Other unknown or unpredictable factors could cause actual results to differ materially from those in the forward- looking statements.

 The information contained in this presentation is subject to, and must be read in conjunction with, all other publicly available information, including, where relevant any fuller disclosure document published by Santander. Any person at any time acquiring securities must do so only on the basis of such person's own judgment as to the merits or the suitability of the securities for its purpose and only on such information as is contained in such public information having taken all such professional or other advice as it considers necessary or appropriate in the circumstances and not in reliance on the information contained in the presentation.

 In making this presentation available, Santander gives no advice and makes no recommendation to buy, sell or otherwise deal in shares in Santander or in any other securities or investments whatsoever.

 No offering of Securities shall be made in the United States except pursuant to registration under the U.S. Securities Act of 1933, as amended, or an exemption therefrom.

 Nothing contained in this presentation is intended to constitute an invitation or inducement to engage in investment activity for the purposes of the prohibition on financial promotion in the U.K. Financial Services and Markets
 Act 2000.

 Note: Statements as to historical performance, historical share price or financial accretion are not intended to mean that future performance, historical share price or future earnings (including earnings per share) for any period will necessarily match or exceed those of any prior year. Nothing in this presentation should be construed as a profit forecast.

IMPORTANT INFORMATION

 We expect to file a registration statement (including a prospectus) later today with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the
 SEC Web site at www.sec.gov. Alternatively, we, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (212) 350-3681.

 The prospectus will give further details of the New Shares and the Pre-emptive
 Subscription Rights to be offered pursuant to the Rights Issue. This presentation is not a Prospectus but an advertisement (within the meaning of the United Kingdom Prospectus Rules) and investors should not subscribe for any
 New Shares or purchase any Pre-emptive Subscription Rights referred to in this presentation except on the basis of the information contained in the
 Prospectus.

 This presentation does not constitute an offer to sell, or a solicitation of an offer to subscribe for, the Pre-emptive Subscription Rights or the New Shares being issued in connection with the Rights Issue, in any jurisdiction in which such offer or solicitation is unlawful. Neither the content of the Santander website nor any website accessible by hyperlinks on the Santander website is incorporated in, or forms part of, this presentation.
 The distribution of this presentation and/or the prospectus and/or the transfer of Pre-emptive Subscription Rights and/or New Shares into jurisdictions other than Spain, the United Kingdom and Portugal may be restricted by law. Persons into whose possession this presentation comes should inform themselves about and observe any such restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction.

 The Share Securities Note and the Summary of the share capital increase of
 Banco Santander, S.A. with pre-emptive subscription rights through the issuance of ordinary shares of the Bank (the "Capital Increase") are currently pending approval by the National Securities Market Commission ("CNMV") in Spain. Once
 approved, the Share Securities Note and the Summary, together with the Share
 Registration Document approved and registered by the CNMV on October 29, 2008, will constitute the Prospectus of the Capital Increase, which will be made available to investors on the web sites of Santander (www.santander.com) and the CNMV (www.cnmv.es), at the registered offices of Santander, the relevant stock exchanges and the agent.

Proposed rights issue

Why we propose this rights issue

Conclusion

EUR 7.2bn capital increase

Capital increase of EUR 7.2bn with
Preferential Subscription Rights
Number of shares: 1,599mm

1 new share for 4 existing ones Pricing: EUR 4.5 per share

Discount: 46.0% to previous day price or 40.6% to TERP Theoretical value of each subscription right: EUR 0.77

Merrill Lynch structured the transaction, which is fully underwritten Merrill
Lynch, Bank of America and Santander Investment are acting as global coordinators and joint bookrunners; Credit Suisse as joint bookrunner; Calyon as joint lead-manager; and Fox-Pitt
Kelton as
co-lead manager

Subscription period: 13 Nov.-27 Nov.
Expected Listing of new shares: 3 Dic.

Core Tier 1 impact: >100bp

Proposed rights issue

Why we propose this right issue

Conclusions

IN Q3'08 SANTANDER AGAIN DID WELL IN AN EXTREMELY COMPLEX

ENVIRONMENT ...

Quarterly ordinary attributable profit

Group's ordnary attrib. profit

In Q3'08 capital gains of EUR 586 million from the sale of Santander
Financial City are not included

....which allows us to continue widening the gap with our
competitors*...

H1'08 profit (EUR mill.)

EPS (% chg 2007**)

....not only in profits but also in capital and dividends...

SANTANDER: CORE CAPITAL

CT1 + GENERIC PROVISIONS ABOVE

7% CT1

A LARGELY PLAIN VANILLA BALANCE SHEET

....WITH A HIGH CONVERSION RATIO OF RWA / ASSETS

A STRONG RECURRENT PROFIT > 2 BN PER QUARTER

A very challenging environment that has changed the rules of the game of the banking industry

We have decided to raise our core Tier 1 target from 6% to 7%

Santander's core capital has recurrently been around 6%...

New target (after integrations)

....consistent with sustained growth of the cash dividend
CAGR (02-07) = +18%

Maintaining approx. 50% pay-out in cash

To attain the new target core capital we propose...

....a capital increase with rights aimed to our shareholders.
A different transaction vs. our competitors...

We have additional capacity to strengthen our core capital over time...

Transaction rationale

A drastic change in the banking sector

It is NOT related to acquisitions

It is NOT related to hidden losses

It does NOT reflect a deterioration trend of the business

In short, a transaction to further strengthen our solvency relative to the sector

We are ahead of our competitors...

....and benefit from a higher core capital

Dividend Policy

DPS impact

We aim to keep our Dividend per Share flat in 2009
relative to 2008 (with payout remaining around the 45-
55% level), paid fully in cash

Proposed rights issue

Why we propose this rights issue

Conclusions

A transaction to further strengthen our solvency relative to the sector

In the new environment, we have decided to increase our Core Tier 1 target from ca. 6% to ca. 7%

In this context, a EUR 7bn rights issue allows us to reach the best balance between earnings and capital

We have additional capacity to strengthen our core capital through profit retention, selective de-leverage and disposals. However, we will only sell non-core assets if the price is right for our shareholders

We aim to keep our DPS flat, fully paid in cash, in 2009, with our payout around the 45-55% level. This continues to translate into a very attractive yield for our shareholders.

Investors and Analysts Relations

Santander

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